For Immediate release

                VIEWCALL AMERICA SIGNS DEAL WITH
            MITSUBISHI CONSUMER ELECTRONICS AMERICA

     --1 Million DiamondWeb(TM) TVs Will Connect to ViewCall's Premier
                       Internet Service--


ATLANTA, GA (SEPTEMBER 16, 1996) -- ViewCall America, Inc. announced today the completion of an agreement with Mitsubishi Consumer Electronics America, Inc. (MCEA), the #1 large screen television manufacturer in the world, in which ViewCall America will be the preferred On-TV(TM) Internet service and content provider for MCEA's forthcoming Internet-ready DiamondWeb(TM) TV. The agreement calls for the connection of up to 1 million DiamondWeb TVs to the ViewCall America On-TV Internet service beginning in the summer of 1997.

ViewCall America's premier On-TV Internet service for the home will provide consumers with easy access to the Internet, uniquely integrated TV-based content, personal e-mail services, and the freedom to effortlessly "surf" countless World Wide Web sites via a hand-held remote control. In designing its On-TV Internet service for the home, ViewCall America has conducted extensive consumer trials focused on TV viewer needs and trends and has applied its research findings to create a radically different consumer-centric service.

Jack Osborn, President and COO, Mitsubishi Consumer Electronics
America, said, "ViewCall's understanding and delivery of consumer-centric content and services is an excellent complement to MCEA's expertise in TV technology."



Page 2 of 3
September 16, 1996
ViewCall and MCEA

"With our extensive TV background, we understand the needs of the TV consumer and have created an engaging televisual experience," said Alan McKeon, President & CEO of ViewCall America. "Our On-TV Internet service provides the most appealing and highest quality consumer Internet-TV experience and attracts leading television manufacturers such as MCEA. We welcome the opportunity to work closely with a recognized leader to develop new classes of television entertainment."

ViewCall will provide JAVA-based applets to enhance viewers' experience of the Diamond Web TV, which incorporates JAVA technology in its core design. These TV-based JAVA applications will provide leading edge Web interactivity to the user.

Highlighting a joint commitment to the open standards platform that has driven the dramatic growth of the Internet, MCEA and ViewCall will work with other participants to develop TV-based Internet extensions (TV-HTML(TM)) which will combine the power of multimedia Internet content with live television signals. These TV-HTML extensions will be developed as an open standard in cooperation with all manufacturers, Internet developers and content providers that support the continued evolution of open standards to reach a new market of consumers.

The availability of open TV-HTML standards will serve to integrate the Internet and the television, enhancing the quality
and availability of TV-friendly content on the Internet.   The
goal of the TV-HTML standards effort is to ensure that consumers in the home have a fun and entertaining experience using the Internet through the television. Further announcements in the coming weeks will identify other supporters of this new TV-HTML standards effort.


Page 3 of 3
September 16, 1996
ViewCall and MCEA

Mitsubishi Consumer Electronics America, Inc. is one of the world's leading consumer electronics companies. The audio/video division of MCEA manufactures and markets a comprehensive line of premium quality direct-view and projection televisions, VCRs and audio products for complete home theater systems. Recognized as the innovator of big screen technology, MCEA develops video products that lead the industry in performance, ease-of-use and system integration. MCEA is headquartered in Norcross, GA with manufacturing facilities in Braselton, GA and Santa Ana, CA.

ViewCall America, Inc. is the premier On-TV Internet service for the home, committed to delivering a high quality, easy and fun Internet adventure to millions of consumers. ViewCall's non-proprietary On-TV Internet service for the home is an ideal solution for bundling with Internet TVs, Internet set top boxes, Network Computers and Internet Appliances. ViewCall America, Inc. is a majority-owned subsidiary of Colorocs Information Technologies, Inc. (OTC Bulletin Board: CLRC) headquartered in Norcross, GA.

ViewCall can be found on the Internet at WWW.viewcall.com

Contact Information:
Mitsubishi:                             ViewCall America
Diane Tanaka                            Dana Cogan
Mitsubishi News Bureau                  Baron, McDonald & Wells
800/828-6372                            770/492-0373
dtanaka@qm.mea.com                      dcogan@bmwpr.com
FOR MEDIA USE ONLY

                              ###

On-TV(TM) and TV-HTML(TM) are trademarks of ViewCall America, Inc. All other trademarks, service marks or trade names are the property of their respective owners.